                                                                     FORM 10-QSB


            UNIVERSAL FRANCHISE OPPORTUNITIES CORP. AND SUBSIDIARIES

                                 EXHIBIT 11(b)
                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE

                                                    For the three months ended
                                                              June 30,
                                                    --------------------------
                                                     1995                1994
                                                     ----                ----
PRIMARY

Income (loss) from continuing
  operations                                     ($  160,644)        ($  350,307)

Income (loss) from discontinued
  operations                                     ($  164,262)         $    8,466
                                                 -----------         -----------

Net income (loss)                                ($  324,906)        ($  341,841)
                                                 ===========         ===========

Weighted average number of common
  shares outstanding during the
  period                                           2,812,980           2,812,980
                                                 ===========         ===========

Primary income (loss) per common
  share-continuing operations                    ($     0.06)        ($     0.12)

Primary income (loss) per common
  share-discontinued operations                  ($     0.06)         $     0.00
                                                 -----------         -----------

Primary income (loss) per common
  share                                          ($     0.12)        ($     0.12)
                                                 ===========         ===========